Exhibit 99.1

FOR IMMEDIATE RELEASE

April 29, 2014

Contacts:

Financial/Investors:

Christopher J. Carey, 310.888.6777

Chris.Carey@cnb.com

Media:

Cary Walker, 213.673.7615

Cary.Walker@cnb.com

Linda Mueller, 213.673.7619

Linda.Mueller@cnb.com

City National Names Attorney Cliff Gilbert-Lurie

To Its Board of Directors

LOS ANGELES — City National Corporation (NYSE: CYN) today announced that Cliff Gilbert-Lurie, a senior partner at entertainment law firm Ziffren Brittenham LLP, has been elected to the boards of directors of the corporation and its subsidiary, City National Bank.  His appointment will become effective on June 18, 2014.

“Cliff is an outstanding attorney and a well-respected leader in the community.  We’re very pleased to welcome him to our boards,” said City National’s Chairman and Chief Executive Officer Russell Goldsmith.  “As a senior partner at one of Los Angeles’ most important law firms, in particular Cliff will bring to City National his broad strategic expertise and understanding of the entertainment and media industries.  We look forward to his advice and counsel.”

Gilbert-Lurie’s practice represents a very broad array of clients in the entertainment and media business.  His clients include Academy and Emmy award-winning actors and actresses, creators of some of the most successful and long-running television series, reality and unscripted television stars, as well as media and software businesses and related investment funds.  In each of the past five years, he has been named as one of the Top 100 Power Lawyers by The Hollywood Reporter and has received comparable recognition from Variety.

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Gilbert-Lurie received his bachelor’s degree from the University of California, Los Angeles, where he graduated Phi Beta Kappa and summa cum laude.  He earned his law degree from the University of California, Berkeley, where he was associate editor of the California Law Review and elected to Order of the Coif.

He is the Chairman of the Board of the Alliance for Children’s Rights and Chairman of the Foreign Policy Roundtable Advisory Council.  Previously, he served on the boards of the Los Angeles Philharmonic Association, the Elizabeth Glaser Pediatric AIDS Foundation, and the Los Angeles County High School for the Arts.  He is married, with three children.

About City National

City National Bank is the wholly owned subsidiary of City National Corporation, which has $29.7 billion in total assets.  The bank provides banking, investment, and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville, and Atlanta.  City National and its investment affiliates manage or administer $66.4 billion in client investment assets, including $46.4 billion under direct management.

For more information about City National, visit the company’s Website at cnb.com.

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